EXHIBIT 23(b)


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the incorporation by reference in this Registration Statement of Track Data Corporation on Form S-3 of our report dated February 26, 1999, appearing in the Annual Report on Form 10-K of Track Data Corporation for each of the three years in the period ended December 31, 1998 and of our report dated February 25, 1999, as to Innodata Corporation, appearing in the Annual Report on Form 10-K of Innodata Corporation for the years ended December 31, 1998 and 1997 and to the reference to our firm under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


GRANT  THORNTON  LLP
Melville,  New  York
July  16,  1999